Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS RESULTS FOR 2019 AND FOURTH QUARTER

Sunbury, PA (March 9, 2020) – Weis Markets, Inc.  (NYSE:WMK) today reported total sales of over $3.5 billion for the 52-week period ended December 28, 2019, up 1.0 percent compared to the same period a year ago, while annual comparable store sales increased 1.5 percent. Income from operations increased $2.0 million, or 2.4 percent to $84.6 million over the same period in 2018.

The Company’s net income for fiscal year 2019 increased 8.4 percent to $68.0 million compared to $62.7 million in 2018 while earnings per share for the same period increased $0.20 to $2.53 per share.

The Company’s 2019 sales and comparable-store sales continued to benefit from investments in its Low, Low Price (LLP) program which offers price reductions on 7,000 private-brand items. The Company’s sales also benefited from targeted loyalty marketing programs, varied promotions and advertising in key markets.

“We made significant forward progress in 2019 by driving sales with targeted merchandising and marketing programs, significant price investments and improved in-store execution, which sustains our growth program,” said Weis Markets Chairman and CEO Jonathan Weis. “The result was a 1.5 percent increase in annual comparable store sales in 2019.  During the year, we also expanded online ordering with in-store pickup and home delivery to 184 stores which resulted in more than 250,000 orders and a 115.4 percent increase in online sales.”

Fourth Quarter Results:

During the thirteen-week period ended December 28, 2019, the Company’s sales increased 1.1 percent to $902.4 million compared to the same period in 2018, while fourth quarter comparable store sales increased 1.4 percent.

Income from operations in the fourth quarter totaled $23.0 million compared to $15.5 million in the same period in 2018.  The Company’s fourth quarter net income increased 42.6 percent to $18.9 million compared to $13.2 million in 2018, while earnings per share totaled $0.70 compared to $0.49 per share for the same period in 2018.

The Company attributed its increases in fourth quarter 2019 sales and comparable store sales to targeted holiday promotions through its loyalty marketing program and continuing improvements in store level efficiencies and price optimization.

###

About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

###

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter — 2019
(Unaudited)

	13 Weeks Ended		Increase
	December 28, 2019	December 29, 2018	(Decrease)
Net sales	$902,392,000	$892,988,000	1.1%

Income from operations	22,977,000	15,508,000	48.2%

Income before provision for income taxes	$23,850,000	$15,049,000	58.5%
Provision for income taxes	4,965,000	1,804,000	175.2%
Net income	$18,885,000	$13,245,000	42.6%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.70	$0.49	$0.21

	52 Weeks Ended		Increase
	December 28, 2019	December 29, 2018	(Decrease)
Net sales	$3,543,299,000	$3,509,270,000	1.0%

Income from operations	84,639,000	82,671,000	2.4%

Income before provision for income taxes	$88,644,000	$82,136,000	7.9%
Provision for income taxes	20,661,000	19,398,000	6.5%
Net income	$67,983,000	$62,738,000	8.4%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$2.53	$2.33	$0.20